Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cotiviti Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-214568 and 333-211618) on Form S-8 and in the registration statement (No. 333-219757) on Form S-3 of Cotiviti Holdings, Inc. and subsidiaries of our reports dated February 22, 2018, with respect to the consolidated balance sheets of Cotiviti Holdings, Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedules I to II (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of Cotiviti Holdings, Inc. and subsidiaries.

/s/ KPMG LLP

New York, New York

February 22, 2018